Exhibit 4.71

1. Shipbroker Not Applicable	THE BALTIC AND INTERNATIONAL MARITIME COUNCIL(BIMCO) STANDARD BAREBOAT CHARTER CODE NAME: “BARECON 2001” PART I
2. Place and date at [Place] on [date]

3. Owners/Place of business (Cl.1) ASL NAVIGATION S.A. 53rd E Street, Urbanizacion Marbella, MMG Tower, 16th Floor, Panama, Republic of Panama	4. Bareboat charterers(Charterers)/Place of business (Cl.1) PHAROS NAVIGATION S.A. Republic of the Marshall Islands
5. Vessel’s name, Call Sign and Flag (Cl. 1 and 3) M/V “NAVIOS PHOENIX”, 3FFF3, and Panama, Republic of Panama.
6. Type of Vessel Bulk Carrier	7. GRT/NRT 90423 / 59281
8. When/Where built IMABARI SHIPBUILDING CO., LTD. Hiroshima Shipyard on December 21st, 2009	9. Total DWT (abt.) in metric tons on summer freeboard 180,242M.T.

10. Classification Society (Cl. 3) BV (Bureau Veritas)	11. Date of last special survey by the Vessel’s classification society 3rd April, 2020

12. Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to Cl. 3) As is upon delivery

13.  Port or Place of delivery (Cl.3)

any part of the world (including sea area), excluding North Korea, Cuba, Israel, “war or warlike zone”, and countries banned/boycotted by the U.N., subject to the limits of current British Institute Warranties

	14. Time for delivery (Cl.4) On or after 15th December 2021	15. Cancelling date (Cl.5) 14th January 2022
16. Port of Place of redelivery (Cl.15) One Safe port worldwide range	17. No. of months’ validity of trading and class certificates upon redelivery (Cl.15) Three months
18. Running days’ notice in other than stated in Cl.4 N/A	19. Frequency of dry-docking (Cl.10(g)) In accordance with Class rules and regulation and flag state requirements

20.  Trading limits (Cl.6)

Trading Worldwide within IWL via safe ports / safe anchorage that the Vessel is suitable call, excluding any war risk zones. Charterers have option to break the limits, provided that Charterers extra insurance to be placed at Charterers’ risk and expense to Owners’ satisfaction,

21. Charter Period (Cl.2) Six (6) years or up to 6 months less at the Charterers’ option	22. Charter Hire (Cl.11) Please see Clause 36

23. New class and other safety requirements (state percentage of Vessel’s insurance value acc. To Box 29) (Cl.10(a)(ii)) Not Applicable

24. Rate of interest payable acc. To Cl.11 (f) and, if applicable, acc. to PART IV 1M ICE LIBOR plus 3%	25. Currency and method of payment (Cl.11) Monthly in cash in United States currency by telegraphic transfer

(Continued)

                (continued)                                         “BARECON 2001” Standard Bareboat Charter                                                      PART I

26. Place of payment; also state beneficiary and bank account (Cl. 11) To be advised	27. Bank guarantee/bond (sum and place) (Cl. 22) (optional) Not Applicable

28.  Mortgage(s), if any. (state whether Cl. 12(a) or (b) applies; if 11(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12)

Cl. 12(b) to apply.

Mortgage to be arranged in favour of Sumitomo Mitsui Trust Bank, Limited, Japan

29.  Insurance (hull and machinery and war risks) (state value acc. To Cl.13(f) or, if applicable, acc. To Cl.14(k)) (also state if Cl. 14 applies)

Not less than 110% of the Charter Principal Balance as defined in Clause 36(1)(ii)

30. Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b)) or, if applicable, (Cl. 14(g)) Not Applicable	31. Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b)) or, if applicable, (Cl. 14(g)) To be determined by the Charterers

32. Latent defects (only to be filled in if period other than stated in Cl. 3) Not Applicable	33. Brokerage commission and to whom payable (Cl. 27) Not Applicable

34. Grace period (state number of clear banking days) (Cl.28) Seven (7) Clear Banking Days in US, Japan and Greece	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated) Clause 30(a) to be applied.

36. War cancellation (indicate countries agreed) (Cl.26(f)) UK, U.S.A., Russia, PRC China, Greece, Japan

37. Newbuilding Vessel (indicate with “yes” or “no” whether Part III applies) (optional) No	38. Name and place of Builders (only to be filled in if Part III applies) Not Applicable

39. Vessel’s Yard Building No. (only to be filled in if Part III applies) Not Applicable	40. Date of Building Contract (only to be filled in if Part III applies) Not Applicable

41. Liquidated damages and costs shall accrue to (state party acc. To Cl.1) a) Please see Clause 34(3)(4)(5)(6) b) c)

42. Hire/Purchase agreement (indicate with “yes” or “no” whether Part IV applies) (optional) No	43. Bareboat Charter Registry (indicate with “yes” or “no” whether Part V applies) (optional) No

44. Flag and Country of the Bareboart Charter Registry (only to be filled in if Part V applies) Not Applicable	45. Country of the Underlying Registry (only to be filled in if Part V applies) Not Applicable

46. Number of additional clauses covering special provisions, if agreed Clause No 32-50 attached hereto are deemed to be fully incorporated in this Charter Party.

PREAMBLE—It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and shall only form part of this Charter if expressly agreed and stated in the Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further mutually agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners) ASL NAVIGATION S.A. Masafumi Abo / President	Signature (Charterers) PHAROS NAVIGATION S.A. Shunji Sasada

“BARECON 2001” Standard Bareboat Charter

PART II

1.	Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:

“Banking Day” means a day on which banks are open for business in Tokyo, Piraeus and New York;

“The Owners” shall mean the party identified in Box3;

“The Charterers” shall mean the party identified in Box4;

“The Vessel” shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.

“Financial Instrument” means the mortgage, deed of covenant or other such financial security instrument as annexed to this Charter and stated in Box 28.

2.	Charter Period

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to the Vessel for the period stated in Box 21 (“The Charter Period”).

3.	Delivery (not applicable when Part III applies, as indicated in Box 37) the Vessel shall be delivered in accordance with Clause 35 and Clause 2 of Part III

(a) ~~The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy and in every respect ready in hull, machinery and equipment for service under this Charter.~~

The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13, in such ready berth as the Charterers may direct.

(b) The Vessel shall be provisionally registered properly documented on delivery and shall be properly registered and documented within the grace period in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. ~~The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12..~~

(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners’ obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel ~~but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under the Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

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4.	Time for Delivery (not applicable to when Part III applies, as indicated in Box 37)

The Vessel to be delivered not before the date indicated in Box 14 without the Charterers’ consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.

~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days’ preliminary and not less than fourteen (14) running days’ definite notice of the date on which the Vessel is expected to be ready for delivery.~~

~~The Owners to keep the Charterers closely advised of possible changes in the Vessel’s position.~~

5.	Cancelling (not applicable when Part III applies, as indicated in Box 37)

~~(a) Should the Vessel not be delivered latest by the cancelling date indicated in Box 15 solely due to Owners’ fault, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~

~~(b) If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners’ notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~

~~(c) Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6.	Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance and the rules of the P&I club (including any warranties expressed or implied therein) without first obtaining the consent of the insurers including the P&I club to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail and International Regulations to which the Vessel shall be subject or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

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Notwithstanding any other provisions contained in this Charter, it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners’ prior approval has been obtained to loading thereof.

~~7.~~	~~Surveys on Delivery and Redelivery (not applicable when Part III applies as indicated in Box 37)~~

~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the conditions of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On-Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

8.	Inspection

The Owners shall have the right once a year at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorized surveyor to carry out such survey on their behalf – provided that it does not interfere with the operation of the Vessel and/or crew:-

(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained and/or for any other commercial reason they consider necessary. The costs and fees for such inspection or survey shall be paid by the Owners ~~unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;~~

~~(b) in dry-dock if the Charterers have not dry-docked her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; and~~

~~(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.~~

All time used in respect of inspection, survey or repairs shall be for the Charterers’ account and form part of the Charter period.

The Charterers shall also permit the Owners to inspect the Vessel’s log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

9.	Inventories and Consumable Oil and Stores

A complete inventory of the Vessel’s entire equipment, outfit including spare parts, appliances and of all consumable stores provided and paid for by Owners on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. The ~~Charterers and the~~ Owners~~, respectively,~~ shall at the time of ~~delivery and~~ redelivery take over and pay ~~(except, on delivery, to the extent that Charterers have paid suppliers directly for the same)~~ for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the actual purchased price as evidenced by supporting vouchers ~~then current market prices at the ports of delivery and redelivery, respectively~~.

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10.	Maintenance and Operation

(a) (i) Maintenance and Repairs – During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall exercise due diligence to maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, ~~except as provided for in Clause 14 (l),~~ if applicable, at their own expense they shall at all times keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

~~(ii)~~ New Class and Other Safety Requirements~~— In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation costing (excluding the Charterers’ loss of time) more than the percentage stated in Box 23, or if Box 23 is left black, 5 per cent. of the Vessel’s insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under the Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~

(iii) Financial Security—The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b) Operation of the Vessel—The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, ~~even if for any reason appointed by the Owners~~.

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Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other applicable law.

(c) The Charterers shall keep the Owners ~~and the mortgagee(s)~~ advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required.

(d) During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners’ consent, which shall not be unreasonably withheld, to change the name and/or the Classification Society of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers’ expense and time.

(e) Changes to the Vessel – Subject to Clause ~~10(a)(ii)~~ 43 of Rider Clauses, the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners’ approval thereof, which should not be unreasonably withheld. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.

(f) Use of the Vessel’s Outfit, Equipment and Appliances—The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and conditions as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the period unless agreed otherwise by the Owners and the Charterers. . Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking—The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not least than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag State.

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“BARECON 2001” Standard Bareboat Charter

11.	Hire

(a) The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence. Please See Clause 36 of Rider Clauses.

~~(b) The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable monthly not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel’s delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~

~~(c) Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place maintained in Box 26.~~

~~(d) Final payment of hire, if for a period less than thirty (30) running days one (1) month, shall be calculated proportionally according to the number of days and hours remaining before delivery and advance payment to be effected accordingly.~~

~~(e) Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd’s, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~

(f) Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. ~~If Box 24 has not been filled in, the three months interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers’ Associate (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~

~~(g) Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners’ invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

12.	Mortgage (only to apply if Box 28 has been appropriately filled in)

~~*)~~

~~(a) The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*)

(b) The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operations, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument provided that a Quiet Enjoyment Agreement will be in place at the time of mortgage registration the wording of which to be mutually agreed between the Owners and the Charterers. ~~The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s).~~ The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.

*)	(Optional, Clause 12 (a) and 12 (b) are alternative; indicate alternative agreed in Box 28).

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“BARECON 2001” Standard Bareboat Charter

13.	Insurance and Repairs

(a) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war by first class insurers and Protection and Indemnity risks by a member of International Group of P&I club (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in the Charterers’ standard form as the Owners have received, reviewed and approved,. ~~in such form as the Owners shall in writing approve, which approval shall not be unreasonably withheld~~. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and mortgagee(s) (if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests.

~~Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.~~

The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances ~~or any warranty or guarantee under the Shipbuilding Contract~~ and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

All time used for repairs under the provisions of sub-clause 13(a) including any deviation, shall be for the Charterers’ account.

~~(b) If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each part set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or polices and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

(c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.

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~~(d) Subject to the provisions of the Financial Instrument, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the Owners or the Mortgagees who shall distribute the moneys between the Owners, the Mortgagees and the Charterers according to their respective interests, but so that the Mortgagee shall never receive more than the Owners would otherwise have been entitled to under this Charter. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total Loss as defined in this Clause.~~ Please see clause 40 of Rider Clauses

(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

(f) For the purposes of insurance ~~coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in~~ please refer to Box 29.

~~14.~~	~~Insurance, Repairs and Classification~~

~~(~~Optional~~, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).~~

~~(a) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~(b) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

~~(c) In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~(d) The Charterers shall, subject to the approval of the Owners or Owners’ Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through the Owners’ Underwriters for such expenditures upon presentation of accounts.~~

~~(e) The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~

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~~(f) All time used for repairs under the provisions of sub-clause 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers’ account and shall form part of the Charter Period.~~

~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

~~(g) If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurance is necessary.~~

~~(h) Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

~~(i) If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~(j) The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to insurers and claim a constructive total loss.~~

~~(k) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

~~(l) Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15.	Redelivery

At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owner may direct. The Charterers shall give the Owners not less than thirty (30) running days’ preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days’ definite notice of expected date and port or place of redelivery. Any changes thereafter in Vessel’s position shall be notified immediately to the Owners.

The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. ~~Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.~~

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Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.

16.	Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. ~~The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:-~~

~~“This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever.”~~

17.	Indemnity

(a) The Charters shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail

In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

18.	Lien

The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.

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19.	Salvage

All salvage and towage performed by the Vessel shall be for the Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20.	Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21.	General Average

The Owners shall not contribute to General Average.

22.	Assignment and Sub-Charter and Sale

(a) The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owner shall approve.

(b) The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, ~~which shall not be unreasonably withheld,~~ and subject to the buyer accepting an assignment of, and agreeing to be bound by, this Charter.

23.	Contracts of Carriage

*) (a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier’s liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

~~*)~~

~~(b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier’s liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

~~*)~~	~~Delete as applicable~~

~~24.~~	~~Bank Guarantee (~~Optional, ~~only to apply if Box 27 filled in)~~

~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

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25.	Requisition/Acquisition

(a) In the event of Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter Period when “Requisition for Hire” may occur ~~and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the reminder of the Charter Period~~, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall ~~continue to~~ pay ~~the stipulated~~ hire equal to the hire it receives from the relevant government and on the date its receives the same, in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of “Requisition for Hire” any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the “Requisition for Hire” whichever be the shorter and the Purchase Option Price shall be increased by the aggregate daily amount of such shortfall prior to the payment of the Purchase Option Price.

(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority, which for the avoidance of any doubt, shall exclude requisition for use or hire not involving requisition of title (hereinafter referred to as “Compulsory Acquisition”), then, this Charter shall be deemed terminated as of the date of such “Compulsory Acquisition”. In such event Charter Hire to be considered as earned and to be paid up to the date and time of such “Compulsory Acquisition” but not thereafter.

26.	War

(a) For the purpose of this Clause, the word “War Risk” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), act of piracy, acts of terrorists, acts of hostility or malicious damage, blockages (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

~~(b) The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risk. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry~~

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~~into it, the Owners shall have the right to require the Vessel to leave such area.~~(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockage be imposed on all vessels, or is imposed selectively in any war whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

~~(d) If the insurers of the war risk insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~

(e) The Charterers shall have the liberty:

(i)

to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destination, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;.

(ii)	to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii)

to comply with the terms of afny resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

~~(f) In the event of outbreak of war (whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People’s Republic of China, (ii) between any two or more of the countries as stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if she has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery.~~

~~27.~~	~~Commission~~

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

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~~If the full hire is not paid owing to breach of Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission.~~

Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year’s hire.

28.	Termination

~~(a) Charterers’ Default~~

~~The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:~~

~~(i)~~

~~the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners’ notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners’ notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~

~~(ii)~~	~~the Charterers fail to comply with the requirements of:~~

~~(1)~~	~~Clause 6 (Trading Restrictions)~~

~~(2)~~	~~Clause 13(a) (Insurance and Repairs)~~

~~provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners’ right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;~~

~~(iii)~~

~~the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel’s insurance cover is not prejudiced.~~

(b) Owners’ Default

If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.

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~~(c) Loss of Vessel~~

~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised~~

~~or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.~~

(d) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the either party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

~~29.~~	~~Repossession~~

~~In the event of the termination of this Clause in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners’ representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers’ Master, officers and crew shall be the sole responsibility of the Charterers.~~

30.	Dispute Resolution

*)

(a) This Contract shall be governed by and construed in accordance with English law and any dispute arising out of this Contract shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 or any statutory modification or re-enactment thereof save to the effect necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and give notice that it has done so within the 14 days

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specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim not any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~*) (b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. the proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

*)

~~(c) This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.~~

~~In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-~~

~~(i)~~

~~Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.~~

~~(ii)~~

~~The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~

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~~(iii)~~

~~If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~

~~(iv)~~	~~The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(v)~~

~~Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi)~~	~~Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.~~

~~(vii)~~

~~The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.~~

(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

(e) If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. ~~Sub-clause 30(d) shall apply in all cases.~~

*)	Sub-clauses 30(a), 30(b), and 30(c) are alternative; indicate alternative agreed in Box 35.

31.	Notices.

(a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax, email, registered or recorded mail or by personal service.

(b) The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.

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~~PART III~~

~~PROVISIONS TO APPLY FOR NEWBUILDING VESSLES ONLY~~

(Optional, ~~only to apply if expressly agreed and stated in Box 37)~~

~~1.~~	~~Specifications and Building Contract~~

~~(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called “the Building Contract”) as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.~~

~~(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers’ consent.~~

~~(c) The Charterers shall have the right to send their representative to the Builders’ Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.The Owners shall, at the Owners’ cost and expense, send to and maintain at the shipyard their representative to act in connection with approval of the plans and drawings, attendance to the tests and inspections relating to the Vessel, its machinery, equipment and outfitting, and any other matters for which he is specifically authorized by the Owners.~~

~~(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or defects, if any. Clause 35(3) shall apply in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders. The Owners shall use their best endeavours to compel the Builders to repair, replace or remedy any defects and to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners’ liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are able to recover, having used their best endeavours, under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacements or remedying defects or for any loss of time incurred.~~

~~Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties. See Clause 34 and 35 of Rider Clauses~~

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~~2.~~	~~Time and Place of Delivery~~

~~(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders’ Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.~~

~~(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect. See Clause 39(3).~~

~~(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon~~

~~i)~~

~~if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~

~~ii)~~

~~if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;~~

~~iii)~~	~~in no circumstances shall be the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~

~~iv)~~

~~if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.~~

~~(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties. See Clause 35 of Rider Clauses~~

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~~3.~~	~~Guarantee Works~~

~~If not otherwise agreed, the Owners authorize the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performances to the extent the Owners may request. See Clause 35 of Rider Clauses~~

~~4.~~	~~Name of Vessel~~

~~The name of the Vessel shall be decided by the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~

~~5.~~	~~Survey on Redelivery~~

~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the conditions of the Vessel at the time of redelivery.~~

~~Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

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~~PART IV~~

~~HIRE/PURCHASE AGREEMENT~~

(~~Optional, only to apply if expressly agreed and stated in Box 42)~~

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free form all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers’ flag, shall be for Buyers’ account. Any taxes, consular and other charges and expenses connected with closing of the Sellers’ register, shall be for Sellers’ account.~~

~~In exchange for payment of the last month’s hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship’s Register and deliver a certificate of deletion to the Buyers.~~

~~The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers’ possession.~~

~~The Wireless installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Sellers’ risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

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~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

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~~PART V~~

~~PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY~~

~~(Optional, only to apply if expressly agreed and stated in Box 43)~~

~~1.~~	~~Definitions~~

~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~

~~“The Bareboat Charter Registry” shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~

~~“The Underlying Registry” shall mean the registry of the State in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

~~2.~~	~~Mortgage~~

~~The Vessel chartered under this Clause is financed by a mortgage and the provision of Clause 12(b) (Part II) shall apply.~~

~~3.~~	~~Termination of Charter by Default~~

~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~

~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they have against the Owners under this Charter.~~

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32. CONDITIONS PRECEDENT

(1)	Conditions Precedent to Owners’ Obligations: As a condition precedent to performance by the Owners of their obligations hereunder, the following conditions shall be satisfied by the following date:-

(a)	Condition Precedent Documents from Charterers upon Execution: Receipt by the Owners of the following documents upon signing of this Charter:-

(i)	a certified copy of the resolutions of the board of directors of the Charterers authorizing them to execute this Charter;

(ii)	a certified true copy of the Memorandum and Articles of Association of the Charterers;

(b)	Condition Precedent Documents from Charterers upon Delivery: Receipt by the Owners of the following documents upon Delivery of the Vessel.

(i)

the Insurance Assignment duly executed by the Owners and the Charterers in favour of the Mortgagee, copies of the notices of assignment to the Insurers signed by the Owners and the Charterers, two originals of the letters of undertaking from the Insurers;

(c)	Continuation of Memorandum of Agreement: the Memorandum of Agreement being effective throughout the Pre-Delivery Period.

(d)	No Termination Event: no Termination Event arising and continuing during the Pre-Delivery Period, unless it is remedied or waived.

(2)

Conditions Precedent to Charterers’ Obligations: As a condition precedent to the Charterers being bound by their obligations hereunder, the following conditions shall be satisfied by the following dates:-

(a)	Condition Precedent Documents from Owners upon Execution: Receipt by the Charterers of the following documents upon signing of this Charter:-

(i)	a certified copy of the resolutions of the board of directors of the Owners authorizing them to execute this Charter;

(ii)	a certified true copy of the Articles of Incorporation of the Owners

(b)

Condition Precedent Documents from Owners by the delivery of the Vessel: Receipt by the Charterers of the following documents by the delivery of the Vessel: copy of the Quiet Enjoyment Agreement signed by the Mortgagee with the original to follow as soon as possible thereafter;

(c)	Continuation of Memorandum of Agreement: the Memorandum of Agreement being effective throughout the Pre-Delivery Period.

33. ~~ADDITIONAL PROVISION CONCERNING SHIPBUILDING~~(DELETE)

34. ~~ACQUSITION COST~~(DELETE)

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35. DELIVERY OF VESSEL ~~AND OWNERS’ WARRANTY OF QUALITY, ETC.~~

(1)	Protocol of Delivery and Acceptance

The Owners and the Charterers shall sign, execute and deliver a Protocol of Delivery and Acceptance under the Memorandum of Agreement and under the Charter in a form and substance which shall constitute an absolute and conclusive evidence of delivery of the Vessel from the Owners to the Charterers.

36. HIRES AND EXTRA PAYMENTS

(1)	Monthly Hire

After delivery of the Vessel, the Charterers shall pay the hire monthly in advance as remuneration of letting of the Vessel for the charter period, which consist of (i) Monthly Fixed Hire and (ii) Variable Hire as follows.

(i)	Monthly Fixed Hire is the sum of USD 229,166.67, which is equal to one seventy second (1/72) of USD 16,500,000.-, which is the initial Charter Principal Balance less USD 3,500,000-; and

(ii)	Monthly Variable hire is calculated from the number of the days in any relevant month and daily variable hire in accordance with the following formula:

Monthly Variable Hire = Daily Variable Hire x the number of the days in the relevant month.

Daily Variable Hire = Charter Principal Balance x (3.00% + one (1) month ICE LIBOR as applicable for the month in respect of which such Daily Variable Hire is to be calculated) / 360

An applicable one (1) month ICE LIBOR shall be one month LIBOR administered by ICE Benchmark Administration Limited on five (5) Business Days prior to the first day of the relevant month.

If no Screen Rate is available for one month ICE LIBOR for any particular month, the applicable one month ICE LIBOR shall be the alternative rate as evidenced by and applicable under the loan or facility agreement (such evidence to be provided to the Charterers) between the Owners and the mortgagee(s) in box 28 and the spread over the alternative rate shall be adjusted.

The Owners shall notify the Charterers in writing of the Monthly Variable Hire due on any due date for hire by sending to the Charterers a duly issued invoice for that Monthly Variable Hire and Monthly Fixed Hire at least four (4) Banking Days before that due date.

Charter Principal Balance means USD20, 000,000 less the aggregate Monthly Fixed Hire as has at any relevant time been paid to the Owners.

(2)	Absolute Obligations and Meaning of Day

(a)	Except in case of the Owners’ default hereunder which actually prevents the Charterers’ quiet use of the Vessel for the purpose of this Charter, the Charterers’

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obligations to pay the Hires shall be absolute, and no-off hire shall be claimed by the Charterers for any reason whatsoever and the Charterers shall continuously and always be liable to pay the Hires unless and until:-

(i)	the Total Loss Compensation Date in the case of the occurrence of a Total Loss; or

(ii)	the redelivery of the Vessel to the Owners or to the Owners’ nominee

(b)

The Date of delivery, the Total Loss Compensation Date and the date of redelivery shall be treated as an entire one day regardless of the time of delivery, the time occurrence of a Total Loss and the time of redelivery.

(c)	“Day” shall be construed as Japan time

(3)	Extra Payments

In addition to the above Hire, the Charterers shall pay to the Owners or arrange directly for the payment of the following items.

(i)	Flag State’s Annual tonnage tax throughout the Charter Period.

(ii)	50% of the registration cost of the Vessel to the Flag State

(iii)

Any other flag related costs excluding the costs related to the registration (except for its 50%, which to be borne by Charterers) and deletion of the Vessel to and from the Flag State and the recordation or discharge of any mortgage in favour of Owners’ financiers and/or any other costs related to Owners’ financing arrangements, which shall be for the Owners’ account.

37. OPTION TO PURCHASE VESSEL

The Charterers shall have the option to purchase the Vessel at any time after the end of the third year after the Delivery Date on terms that they must exercise that option at least 3 months before the intended transfer of the Vessel to the Charterers.

The purchase price shall be in the following amount depending on the date of the exercise of the option:

At end of 3rd year         :             USD 12,117,500

At end of 4th year         :             USD 9,345,000

At end of 5th year         :             USD 6,572,500

At end of 6th year         :             USD 3,800,000

and if the option is exercised between such dates, the purchase price shall be reduced pro rata (the amount payable being herein called the “Purchase Option Price”).

Upon exercise by the Charterers of the purchase option under this Clause, the Owners and the Charterers shall enter into an MOA (the “MOA”) substantially in the form attached to this Charter at Exhibit B.

In case the Charterers purchase the Vessel in accordance with this Clause, the Vessel shall be redelivered under this Charter on the date of delivery of the Vessel to the Charterers under the MOA.

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38. TERMINATION EVENTS

Each of the following events shall be a “Termination Event” for purposes of this Charter: -

(i)

if any hire installment or any other sum payable by the Charterers under this Charter is not paid within ten (10) Banking Days of its due date or (in the case only of sums expressed to be payable by the Charterers on demand) within fifteen (15) Banking Days following the date of demand therefor and such failure to pay is not remedied within seven (7) Banking Days(in Greece, New York and Japan ) of receipt by the Charterers of written notice from the Owners notifying the Charterers of such failure and requesting remedial actions ; or

(ii)	if :

(A)

Save in circumstances where requisition for hire or compulsory requisition result in termination of insurances for the Vessel, the Charterers shall at any time fail to effect or maintain any insurances required under this Charter; or that any insurer avoid or cancel any such insurances (other than where the relevant avoidance or cancellation results from an event or circumstance outside the reasonable control of the Charterers and the relevant insurances are reinstated or re-constituted in a manner meeting the requirements of this Charter within seven (7) days of such avoidance or cancellation); or

(B)

the Charterers commit any breach of or make any misrepresentation in respect of any such insurances the result of which is to entitle the relevant insurer to avoid the policy or otherwise to be excused or released from all or any of its liability thereunder to the Owners (unless, prior to the relevant insurer exercising any such right, he expressly and irrevocably waives the breach or misrepresentation in question); or

(C)

any of the said insurances ceases for any reason whatsoever to be in full force and effect (other than where the reason in question is outside the reasonable control of the Charterers and that the relevant insurances are reinstated or re-constituted in a manner meeting the requirements of this Charter within seven (7) days of such termination); or

(iii)

if the Charterers shall at any time fail to observe or perform any of their material obligations being any obligation relating to the condition of the Vessel and/or the validity of any security provided to the Owners under this Charter other than those obligations referred to in sub-clause (i) or sub-clause (ii), and such failure to observe or perform the said obligation is either not remediable or is not remedied within thirty (30) days of receipt by the Charterers of a written notice from the Owners requesting remedial action; or

(iv)

if any material representation or warranty by the Charterers in connection with the Charter shall prove to be untrue, inaccurate or misleading in any material respect when made (and such occurrence continues unremedied for a period of thirty (30) days after receipt by the Charterers of written notice from the Owners requesting remedial action): or

(v) if

a petition is presented (and not withdrawn or stayed within sixty (60) days) or an order shall be made or an effective resolution shall be passed for the administration or winding-up of the Charterers (other than for the purpose of a reconstruction or amalgamation during and after which the Charterers remain solvent the terms of

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which have been previously approved in writing by the Owners which approval shall not be unreasonably withheld); or

(vi) if

an encumbrancer shall take possession or an administrative or other receiver shall be appointed of the whole or any substantial part of the property, undertaking or assets of the Charterers or if an administrator of the Charterers shall be appointed (and, in any such case, such possession is not given up or such appointment is not withdrawn within sixty (60) days) or if anything analogous to any of the foregoing shall occur under the laws of the place of the Charterers’ incorporation, or

(vii)	if the Charterers apply to any court or other tribunal for, a moratorium or suspension of payments with respect to all or a substantial part of their debts or liabilities, or

(viii)

if the Vessel is arrested or detained (other than for reasons solely attributable to the Owners or to those for whom, for the purposes of this provision, the Owners shall be deemed responsible, including without limitation, any legal person who, at the date hereof or at any time in the future is affiliated with the Owners) and such arrest or detention is not lifted within sixty (60) days (or such longer period as the Owners shall reasonably agree in the light of all the circumstances) ; or

(ix)	if a distress or execution proceedings is levied against all or a substantial part of property or assets belonging to the Charterers and shall not be discharged or stayed within sixty (60) days; or

(x)

if any consent, authorization, license or approval necessary for the Charter to be or remain legally binding shall be materially adversely modified or is not granted or is revoked, suspended, withdrawn or terminated (provided that the occurrence of such circumstances shall not give rise to a Termination Event if the same are remedied within forty (40) days of the date of their occurrence).

39. PRE-DELIVERY TERMINATION

(1) Pre-Delivery	Termination

If any of the following events arises before delivery of the Vessel to the Charterers, the Owners shall be entitled to terminate this Charter by giving a written notice to the Charterers:-

(a)	when any Termination Event pursuant to Clause 38 has arisen and is continuing; or

(b)	if any of the conditions precedent under Clause 32 (1) is not satisfied or waived by such date and time as therein stipulated unless otherwise agreed by the parties to this Charter; or

(c)	Termination or Rescission of Memorandum of Agreement.

(2)	Cancellation of Commitment

If this Charter is terminated pursuant to the paragraph (1) above, the Owners shall thereupon be released from any and all of their obligations, liabilities, undertakings and agreements whatsoever under this Charter.

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(3) Termination	or Rescission of Memorandum of Agreement due to reasons beyond Owners’ control

If this Charter is terminated because of termination or rescission of Memorandum of Agreement and such termination or rescission is due to reasons beyond the Owners’ control, the parties hereto shall be released from any obligations and liabilities whatsoever under this Charter.

(4)    Failure to provide conditions precedent.

The Charterers shall be entitled to terminate this Charter by giving a written notice to the Owners if any of the conditions precedent under Rider Clause 32(2) is not satisfied or waived by such date and time as therein stipulated unless otherwise agreed by the parties to this Charter, and upon such termination the Charterers shall be released from any and all of their obligations, liabilities, undertakings and agreements whatsoever under this Charter.

40. TERMINATION DUE TO TOTAL LOSS

In the event that the Vessel becomes a Total Loss:-

(a)

if any due date for Hire payment arises between the date of occurrence of a Total Loss and the date of receipt of any proceeds and/or the recoveries payable under insurance, the Charterers shall pay the hire then due and payable on each such due date of hire payment.

(b)

the Charterers shall procure that the Charter Principal Balance as at the Total Loss Compensation Date shall be paid to the Owners or the Mortgagees out of the proceeds and/or the recoveries payable under the Hull and Machinery Insurance and the War Risks Insurance or the compensation payable by the relevant government or authority in the case of Total Loss due to the Requisition of title (the “Requisition Compensation”), as the case may be, on or immediately after the date of receipt of proceeds and/or the recoveries payable under the insurances. If Total Loss proceeds are paid to the Owners or the Mortgagees, the Owners shall, or shall procure that the Mortgagees, pay to the Charterers any Total Loss Balance forthwith on receipt of such proceeds.

Total Loss Balance = (B)—(A)

where

(A) = the Charter Principal Balance as of the Total Loss Compensation Date

(B) = the aggregate Total Loss proceeds

Total Loss Compensation Date is the date of receipt by the Owners and/or the Mortgagee and/or the Charterers of the proceeds/the recoveries

(d)

If the amount of the insurance proceeds or the Requisition Compensations paid on the Total Loss Compensation Date is insufficient to cover the Charter Principal Balance, the Charterers shall pay the Total Loss Compensation or the amount of such deficiency to the Owners on the Total Loss Compensation Date;

(e)	on the Total Loss Compensation Date, the Charterers shall also pay (i) the Variable Hire calculated from the immediately preceding date on which Hire was due until the Total

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Loss Compensation Date;

(f)

if any proceeds and/or the recoveries of the insurance or the Requisition Compensation in respect of such Total Loss shall become payable after the full payment of the Total Loss Compensation to the Owners, the Owners shall give full co-operation so that those insurance proceeds or the Requisition Compensations shall be payable to the Charterers or to their order;

(g)	upon completion of the procedures in (a)(b)(c)(d) and (e) above, this Charter terminates.

(h)

Any proceeds and/or the recoveries payable under the Hull and Machinery Insurance and the War Risks Insurance or Requisition Compensation shall be paid (i) firstly in payment of Owners’ costs of collection, (ii) Secondly in payment of the Total Loss Compensation and (iii) thirdly in payment to the Charterers as compensation for early termination of this Charter.

41. INSURANCE PROCEEDS

The policies in respect of the insurances against fire and usual marine risks and policies or entries in respect of the insurances against war risks shall, in each case, include the following loss payable provisions:-

(a)	For so long as the Vessel is mortgaged and in accordance with the Deed of Assignment of insurances entered or to be entered into between the Charterers and any Mortgagee (the “Assignee”):

“Until such time as the Assignee shall have notified the insurers to the contrary:

(i) All recoveries hereunder in respect of an actual, constructive or compromised or arranged total loss shall be paid in full to the Assignee without any deduction or deductions whatsoever;

(ii) All other recoveries not exceeding United States Dollars One million(US$1,000,000.00) shall be paid in full to the Charterers or to their order without any deduction or deductions whatsoever; and

(iii) All other recoveries exceeding United States Dollars One million (US$1,000,000.00) shall, subject to the prior written consent of the Assignee be paid in full to the Charterers or their order without any deduction whatsoever.

(b)	During any periods when the Vessel is not mortgaged:

“(i) All recoveries hereunder in respect of an actual, constructive or compromised or arranged total loss shall be paid in full to the Owners without any deduction or deductions whatsoever;

(ii) All other recoveries not exceeding United States Dollars five million (US$5,000,000.00) shall be paid in full to the Charterers or to their order without any deduction or deductions whatsoever; and

(iii) All other recoveries exceeding United States Dollars five million (US$5,000,000.00) shall, subject to the prior written consent of the Owners be paid in full to the Charterers or their order without any deduction whatsoever;

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and the Owners and Charterers agree to be bound by the above provisions

42. TERMINATION DUE TO TERMINATION EVENT

(a)	Early Termination and Redelivery

If any of the Termination Events as per Clause 38 has occurred and is continuing during the Charter Period, the Owners shall be entitled to terminate this Charter by giving a notice of termination to the Charterers and this Charter shall terminate upon receipt by the Charterers of such notice; and if this Charter is so terminated, the Owners shall be released from any and all of their obligations, liabilities and responsibilities under this Charter and the Charterers shall be obligated to redeliver the Vessel immediately or within a reasonable period of time at such place as provided for in Box 16 of Part I of this Charter. In the case that the Charterers refuse to redeliver the Vessel voluntarily, the Owners shall have the right to instruct the master of the Vessel to take the Vessel to such place at Charterers’ cost as the Owners shall nominate and to redeliver the Vessel to the Owners there.

(b)	Redelivery Condition

The Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted. If the Vessel fails to satisfy such requirement, the Charterers shall be liable to pay the cost for repair or estimated loss. “”If there is a conflict between the opinion of the Owners and the opinion of the Charterers in relation to the condition of the Vessel, the Owners and Charterers may jointly appoint one independent surveyor of international reputation to assess the condition of the Vessel.

(c)	Charterers’ Liability for Remaining Encumbrance

The Vessel shall be redelivered to the Owners free from any Encumbrance whatsoever (save for the Mortgages or other Encumbrances attributable to the Owners), and the Charterers shall be liable to discharge or pay the necessary amount to discharge those Encumbrances (save for the Mortgages and other Encumbrances attributable to the Owners) accrued during the Charter Period. This liability of the Charterers shall continue to exist after redelivery of the Vessel.

(d)	Termination Compensation

If the Owners give notice pursuant to Clause 42(a) to terminate this Charter, the Charterers shall pay to the Owners on the date of termination (the “Termination Date”), the aggregate of (A) all hire due and payable, but unpaid, under this Charter to (and including) the Termination Date, (B) any sums, other than hire, due and payable by the Charterers, but unpaid, under this Charter and (C) the shortfall, if any, between (a) the current market value of the Vessel (hereinafter the “Market Value”, being the average value as estimated by two independent valuers such as major London brokers i.e. Arrow Valuations Ltd, Barry Rogliano Salles, Braemar ACM Shipbroking, H Clarkson & Co. Ltd., E.A. Gibsons Shipbrokers, Fearnleys, Galbraith, Simpson Spencer & Young, Howe Robinson & Co Ltd London and Maersk Broker K.S. (to include, in each case, their successors or assigns and such subsidiary or other company in the same corporate group through which valuations are commonly issued by each of these brokers), or such other first-class independent broker

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as the Owners and Charterers may agree in writing from time to time) and (b) the Charter Principal Balance as at the Termination Date PROVIDED ALWAYS that if the Market Value exceeds the aggregate of (A) and (B) above and the Charter Principal Balance, then the Owners shall pay the amount of such excess to the Charterers forthwith

43. NEW CLASS AND OTHER SECURITY REQUIREMENT

All expenses incurred for

(i)         any improvements or structural changes to the Vessel; or

(ii)         installation of new equipment on board the Vessel;

for the purposes of maintaining new class requirements of it being necessary for the continued operation by reason of new class requirements, or compulsory legislation during the term of the Charter, shall be for Charterers’ account.

If the new rules and regulations become effective during the Charter Period they shall be applied and maintained at the Charterers’ risk and expenses.

44. ASSIGNMENT OF CHARTER AND EARNINGS

The Owners may assign to the Mortgagee all or any part of their rights, title and interest in and to this Charter and transfer to the Mortgagee their contractual position as owners under this Charter and the Charterers shall execute an acknowledgement and consent of the Assignment of the Charter in form satisfactory to the Mortgages and the Charterers, subject to the Owners and Mortgagee executing a quiet enjoyment agreement in the form and content acceptable to the Charterers and the effectiveness of such assignment and/or any other security over the Vessel or this Charter is subject to agreement of the above mentioned quiet enjoyment agreement by the Owners, the Charterers and the Mortgagee before delivery of the Vessel.

45. QUIET ENJOYMENT

The Charterers shall enter into the Quiet Enjoyment Agreement with the Mortgagee whereby the Mortgagee shall agree that except in the case of occurrence of any Termination Event which is continuing and has not been remedied or waived, the Mortgagee shall not enforce the Mortgage in such a way as shall prevent the Charterers from having quiet use and enjoyment of the Vessel and that in the case of occurrence of any event of default under the Mortgage, the Mortgagee may nominate a third party who must be acceptable to the Charterers and who shall take over the contractual position of the Owners hereunder and shall enter into and execute all documentation necessary to do so.

46. ASSIGNMENT OF INSURANCE

The Charterers hereby agree to assign with the Owners whereby the insurance in respect to the Vessel shall be assigned in favor of the Mortgagee of the Vessel.

The Charterers hereby agrees to provide upon delivery date of the Vessel, to the Owners with a copy of all policies of the insurances and entry certificate of the P & I Club with respect of the Vessel, on which a Notice of Assignment, Loss Payable and Cancellation Clause in the form to be agreed have been duly contained or endorsed as an integral part of these policies, certificates and contracts, and Letters of Undertaking in the form to be agreed, shall be arranged and issued in accordance with usual insurance market practice for these types of insurance.

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47. TRADING IN WAR RISK AREA

The Charterers shall be permitted to order the Vessel into an area subject to War Risk as defined in Clause 26 without consent of the Owners provided that all Marine, War and P&I Insurance are maintained with full force and effect and the Charterers shall pay any and all additional premiums to maintain such insurance.

48. MISCELLANEOUS

(a)

Unless otherwise agreed in writing, no failure by either party to exercise any right or remedy available to it hereunder nor any delay so to exercise any such right to remedy shall operate as a waiver of it nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

(b)

This agreement is severable if any term or condition of this Charter is determined to be illegal unenforceable by any court of competent jurisdiction, such provision shall be deemed to have been deleted without affecting the remaining provisions of this agreement.

(c)

The Charterers and the Owners hereby agree that in connection with this Charter and/or any other business transactions related to it, they as well as their sub-contractors and each of their affiliates, directors, officers, employees, agents, and every other person acting on its and its sub-contactors’ behalf, shall perform all required duties, transactions and dealings in compliance with all applicable laws, rules, regulations relating to anti-bribery and anti-money laundering.

(d)

The Charterers and the Owners hereby agree that (i) no person(s) or entity/ies under this Charter will be individual(s) or entity/ies designated under any applicable national or international law imposing trade and economic sanctions and (ii) the performance of this Charter will not require any action prohibited by sanctions or restrictions under any applicable national or international law imposing trade and economic sanctions.

49. NOTICE

Any communication, demand or notice to be given hereunder shall be given in writing by hand or sent by postage prepaid registered mail (registered airmail if sent overseas) or facsimile transmission or email as follows (or to each party, at such other address or number as such party may designate by notice in writing to the other party):

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To: Owners:	ASL NAVIGATION S.A.,
c/o Abo Shoten Co, Ltd.
18-10, 2-chome, Tsuchido, Onomichi,
Hiroshima-prefecture, Japan
Facsimile: +81-848-20-1022
Email: info@abo.co.jp

To: Charterers:	PHAROS NAVIGATION S.A.,
c/o Navios Shipmanagement Inc,
83 Akti Miaouli Str.
18538 Piraeus,
Greece,
Facsimile:
Email: legal@navios.com
tech@navios.com
legal_corp@navios.com

50. DEFINITIONS

In this Charter, unless the context otherwise requires, the following expressions shall have the following meanings

“Delivery Date” means the date of delivery of the Vessel by the Owners to the Charterers under this Charter;

“Market Value” of the Vessel means at any relevant time the current market value of the Vessel being the average value as estimated by two independent valuers such as major London brokers i.e. Arrow Valuations Ltd, Barry Rogliano Salles, Braemar ACM Shipbroking, H Clarkson & Co. Ltd., E.A. Gibsons Shipbrokers, Fearnleys, Galbraith, Simpson Spencer & Young, Howe Robinson & Co Ltd London and Maersk Broker K.S.;

“Mortgagee” means Sumitomo Mitsui Trust Bank, Limited of Japan;

“Pre-Delivery Period” means the period beginning on the date of this Charter and ending on the Delivery Date;

“Quiet Enjoyment Agreement” means an agreement made by the Charterers with Mortgagee in a form acceptable to the Charterers in which the Mortgagee undertakes not to enforce its mortgage over the Vessel as long as no Termination Event has occurred which is contining;

“Total Loss” means any of the following events:- (a) the Vessel shall become an actual, constructive, compromised or agreed total loss or (b) a Compulsory Acquisition or (c) the Vessel shall be seized by or forfeited to, any governmental authority.

“Memorandum of Agreement” means a Contract dated MMMM DDth, YYYY between the Charterers as seller and the Owners as buyer whereby the Charterers have agreed to sell the Vessel to the Owners, and the Owners have agreed to purchase the Vessel.

= End of Rider Clauses =

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